 Exhibit 99.1

MINNESOTA RACING COMMISSION TO RECONSIDER NORTH METRO HARNESS

INITIATIVE LICENSE APPLICATION

Minneapolis, Minnesota — November 18, 2004 — Southwest Casino Corporation (“Southwest”) (OTCBB: SWCC) announced that, at a meeting on November 17, 2004, the Minnesota Racing Commission voted to reconsider its previous denial of the application of North Metro Harness Initiative, LLC for a license to develop, own and operate a harness racing facility in the Twin Cities Metropolitan Area of Minnesota.  Southwest owns a 50% membership interest in North Metro Harness Initiative.  The Commission voted 5 to 3 in favor of reconsideration of the license application.  Southwest believes that the Commission may hold additional public meetings at which it will give further consideration to the application before voting to issue or deny the license.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Southwest currently owns and operates three gaming facilities in Cripple Creek, Colorado. Southwest also provides management services in connection with Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

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This Press Release may contain forward-looking statements, including statements regarding the Company’s beliefs about its business prospects and future results of operations.  These statements involve risks and uncertainties.  In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given.  The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Jeffrey S. Halpern
Chairman of the Board
Southwest Casino Corporation
Telephone: 952-853-9990